Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF RADIO ONE INC.

RADIO ONE, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

       1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on May 6, 1999 (the “Certificate of Incorporation”).

       2. ARTICLE I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

          The name of the corporation is Urban One, Inc. (the “Corporation”).

       3. This amendment was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

       4. This amendment will become effective without further action immediately at 12:01 a.m. May 5, 2017.

       5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Linda J. Vilardo, its Executive Vice President, this 25th day of April 2017.

By:
Name: Linda J. Vilardo Title: Executive Vice President and Chief Administrative Officer